Exhibit 99.1

Media Contact:	Investor Contact:
Tori Hall	Bob Yedid
LipoScience, Inc.	ICR, Inc.
(919) 256-1046	(646) 277-1250
tori.hall@liposcience.com	bob.yedid@icrinc.com

LIPOSCIENCE ANNOUNCES 2013 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

RALEIGH, N.C., March 10, 2014 -LipoScience, Inc. (NASDAQ: LPDX), a diagnostic company pioneering a new field of personalized nuclear magnetic resonance (NMR) diagnostics to advance the quality of patient care in cardiovascular, metabolic and other diseases, today announced its financial results for the fourth quarter and full year ended December 31, 2013.

Full Year 2013 Highlights

•	NMR LipoProfile test unit volumes increased 6.1% to approximately 2,068,000 compared to 2012

•	Total revenue was $52.4 million, a reduction of 4.4% from last year

•	Average selling price of the NMR LipoProfile test was down 8.3% from 2012

Fourth Quarter 2013 Highlights

•	NMR LipoProfile® test unit volumes increased 4.4% to approximately 511,000 compared to Q4 2012

•	Total revenue was $12.7 million, a reduction of 6.2% from the same period last year

•	Average selling price of the NMR LipoProfile test was down 8.6% from Q4 2012

“We are very encouraged by the increase in our unit volumes for the fourth quarter and full year,” said Howard Doran, President and Chief Executive Officer. “Our total revenue performance reflects a lower average selling price compared to last year due to lower contracted pricing and channel mix. We are focusing our sales force to respond to the ongoing pressure and scrutiny of test utilization, as well as greater pressure on physicians to reduce the use of out-of-network laboratory services. On the managed care front, we have received positive feedback on our use of real-world outcomes data to illustrate the clinical and economic benefits achievable through the effective management of coronary heart disease.”

Recent Operational Highlights:

•	Three regional labs completed validation, went live and began performing NMR LipoProfile tests on the Vantera® Clinical Analyzer at their facilities

•	Two additional Vantera Clinical Analyzers were in validation testing in regional labs

•	In Q4 2013, the Company began to install new Vantera Clinical Analyzers in our CLIA-approved lab in Raleigh, which will increase the productivity and lower the cost of our laboratory operations

•	In January 2014, the Company modified its term debt, extending the interest-only period by twelve months

LipoScience, Inc • 2500 Sumner Blvd, Raleigh, NC 27616 • (919) 212-1999 • liposcience.com

Exhibit 99.1

Additional Full Year and Fourth Quarter 2013 Operating Results
For the full year ended December 31, 2013, gross profit was $41.6 million compared to $44.7 million in the prior year, a decrease of 6.9%. Gross margin for the full year 2013 was 79.5%, down from 81.6% for the full year 2012. For the fourth quarter of 2013, gross profit was $10.1 million compared to $11.1 million in the fourth quarter of the prior year, a decrease of 9.6%. Gross margin for the fourth quarter of 2013 was 79.0%, compared to 82.0% for the fourth quarter of 2012.

The overall average selling price of NMR LipoProfile tests decreased 8.3% year on year for the year ended December 31, 2013. For the fourth quarter of 2013, the overall average selling price of NMR LipoProfile tests decreased 8.6% as compared to the prior year period. The decrease was primarily the result of reductions in price for some clinical laboratory customers based on their achievement of higher test volumes consistent with our contractual agreements, reductions in Medicare reimbursement rates, and the continuing shift in channel mix toward high-volume clinical laboratory customers who pay a lower price per test. The percentage of total NMR LipoProfile tests sold through our direct distribution channel, through which clinicians order the test directly from us, decreased from 4.7% for the full year 2012 to 2.8% for the full year 2013. This continued shift reflects the Company’s strategy of accelerating the adoption of the NMR LipoProfile test through clinical diagnostic laboratories, which is expected to result in fewer tests ordered through direct channels and an overall decrease in average selling price.

For the full year ended December 31, 2013, sales and marketing expenses were $27.7 million, up 23.8% compared to $22.4 million for the full year 2012. As a percentage of revenues, sales and marketing expenses were 52.9% of revenues for the full year 2013, compared to 40.9% of revenues in the prior year. The increase was primarily driven by an increase of $4.6 million in compensation and benefit costs, as well as travel and entertainment-related expenses, as a result of the expansion of the Company’s sales organization. During the fourth quarter of 2013, sales and marketing expenses of $6.6 million were up 17.5% compared to $5.7 million in the prior year quarter. Sales and marketing expenses represented 52.3% of total revenues for the fourth quarter of 2013 compared to 41.7% in the fourth quarter of 2012.

For the full year ended December 31, 2013, research and development expenses were $12.7 million, or 24.3% of total revenues, compared to $10.0 million, or 18.3% of total revenues, during the full year of 2012 primarily due to higher salaries and benefits arising from increased staff levels within the Company’s research and development function and associated operational and allocated costs. For the fourth quarter of 2013, research and development expenses of $3.1 million increased by 21.4% compared to $2.6 million during the prior year quarter.

For the full year ended December 31, 2013, general and administrative expenses were $11.9 million, or 22.6% of total revenues, compared to $10.4 million in the full year of 2012, or 19.0% of total revenues. The majority of the increased costs were $1.0 million in the new U.S. medical device excise tax that became effective in January 2013. General and administrative expenses in the fourth quarter of 2013 were $2.5 million compared to $2.6 million in the fourth quarter of 2012.

Net loss for the full year 2013 was $12.5 million compared to net income of $1.3 million for the full year 2012. Net loss for the fourth quarter of 2013 was $2.6 million compared to net income of $0.2 million in the prior year quarter.

LipoScience, Inc • 2500 Sumner Blvd, Raleigh, NC 27616 • (919) 212-1999 • liposcience.com

Exhibit 99.1

Liquidity and Capital Resources
As of December 31, 2013, LipoScience had approximately $49.6 million of cash and cash equivalents and $15.8 million of long-term debt.

First Quarter 2014 Revenue Outlook
Based on information available as of March 10, 2014, the Company expects the revenue for the first quarter 2014 to be approximately $12.2 million.

Conference Call Information
LipoScience management will host a conference call today at 4:30 p.m. ET to discuss the fourth quarter and full year 2013 financial results. To participate in the call, please dial (877) 303-2523 (U.S. and Canada) or (253) 237-1755 (international). A live webcast will be available on the Investor Relations section of the corporate website at http://investor.liposcience.com.

A replay of the conference call will be available beginning March 10, 2014 at 7:30 p.m. ET and ending on March 22, 2014 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), Conference ID Number: 4230276. A replay of the webcast will be available on the corporate website through March 22, 2014.

About LipoScience
LipoScience, Inc. (Nasdaq: LPDX) is pioneering a new field of personalized diagnostics based on nuclear magnetic resonance (NMR) technology. The NMR LipoProfile® test, the Company’s first proprietary test, is an FDA-cleared blood test that directly quantifies LDL particles and provides physicians and their patients with actionable information to personalize management of heart disease. To date, more than 11 million NMR LipoProfile tests have been ordered. LipoScience is striving toward the NMR LipoProfile test becoming the preferred choice by physicians for the management of cardiovascular disease
The Vantera® Clinical Analyzer is the first FDA-cleared platform that utilizes NMR technology. Its ease of use and quick turnaround time helps maximize efficiency and throughput in the clinical laboratory. For further information on LipoScience, please visit www.liposcience.com and www.theparticletest.com.

LipoScience, Inc • 2500 Sumner Blvd, Raleigh, NC 27616 • (919) 212-1999 • liposcience.com

Exhibit 99.1

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended, that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: our industry, business strategy, goals and expectations concerning our future operations, performance or results, profitability, capital expenditures, liquidity and capital resources, timing or anticipated results of our FDA submissions and other financial and operating information. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward -looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

# # #

LipoScience, Inc • 2500 Sumner Blvd, Raleigh, NC 27616 • (919) 212-1999 • liposcience.com

LipoScience, Inc.
Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	December 31,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$49,574	$24,768
Accounts receivable, net	5,821	5,149
Inventories	224	125
Prepaid expenses and other	972	719
Total current assets	56,591	30,761
Property and equipment, net	13,955	11,493
Other noncurrent assets:
Restricted cash	502	1,505
Intangible assets, net of accumulated amortization of $125 and $147 at December 31, 2013 and 2012, respectively	841	637
Deferred financing costs	64	100
Deferred offering costs	—	3,151
Other assets	45	32
Total other noncurrent assets	1,452	5,425
Total assets	$71,998	$47,679
Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,045	$1,003
Accrued expenses	3,744	5,349
Revolving line of credit	—	5,000
Total current liabilities	5,789	11,352
Long-term liabilities:
Long-term debt	15,816	15,708
Preferred stock warrant liability	—	412
Other long-term liabilities	2,635	2,462
Total liabilities	24,240	29,934
Redeemable Convertible Preferred Stock:
Series D, D-1, E and F Redeemable Convertible Preferred Stock, par value $.001; 15,216,336 shares designated and 11,205,672 issued and outstanding at December 31, 2012; aggregate liquidation preference of $51,695	—	57,301
Total Redeemable Convertible Preferred Stock	—	57,301
Stockholders’ equity (deficit):
Series A, A-1, B, B-1, C and C-1 Convertible Preferred Stock, par value $.001; 3,428,677 shares designated and 1,687,010 shares issued and outstanding at December 31, 2012; aggregate liquidation preference of $7,472	—	1
Common stock, $.001 par value; 75,000,000 and 90,000,000 shares authorized at December 31, 2013 and 2012, respectively; 15,188,861 and 1,894,277 shares issued and outstanding at December 31, 2013 and 2012, respectively	15	2
Additional paid-in capital	108,271	8,434
Accumulated deficit	(60,528)	(47,993)
Total stockholders’ equity (deficit)	47,758	(39,556)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$71,998	$47,679

LipoScience, Inc.
Statements of Comprehensive (Loss) Income
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Revenues	$12,718	$13,557	$52,383	$54,798
Cost of revenues	2,668	2,438	10,742	10,060
Gross profit	10,050	11,119	41,641	44,738
Operating expenses:
Research and development	3,103	2,556	12,742	10,004
Sales and marketing	6,647	5,656	27,724	22,402
General and administrative	2,474	2,622	11,855	10,386
Total operating expenses	12,224	10,834	52,321	42,792
(Loss) income from operations	(2,174)	285	(10,680)	1,946
Other expense:
Interest income	19	4	93	13
Interest expense	(471)	(170)	(1,942)	(540)
Other (expense) income	10	74	(6)	(169)
Total other expense	(442)	(92)	(1,855)	(696)
Net (loss) income	(2,616)	193	(12,535)	1,250
Undistributed earnings allocated to participating preferred stockholders	—	(155)	—	(1,004)
Net (loss) income attributable to common stockholders—basic	(2,616)	38	(12,535)	246
Undistributed earnings re-allocated to common stockholders	—	18	—	113
Net (loss) income attributable to common stockholders—diluted	$(2,616)	$56	$(12,535)	$359
Net (loss) income per share attributable to common stockholders—basic	$(0.17)	$0.02	$(0.85)	$0.14
Net (loss) income per share attributable to common stockholders—diluted	$(0.17)	$0.02	$(0.85)	$0.13
Weighted average shares used to compute basic net (loss) income per share attributable to common stockholders	15,094,275	1,715,408	14,819,787	1,715,408
Weighted average shares used to compute diluted net (loss) income per share attributable to common stockholders	15,094,275	2,820,976	14,819,787	2,814,323
Comprehensive (loss) income	$(2,616)	$193	$(12,535)	$1,250

LipoScience, Inc.
Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended December 31,
	2013	2012
Operating activities
Net (loss) income	$(12,535)	$1,250
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,625	1,280
Amortization of deferred financing costs	37	—
Amortization of debt discount	108	—
Stock-based compensation expense	1,399	1,190
Fair value remeasurement of preferred stock warrant liability	(2)	149
Loss on sale or disposal of equipment	448	30
Impairment of intangible assets	—	13
Changes in operating assets and liabilities:
Accounts receivable, net	(672)	477
Inventories	(99)	(125)
Prepaid expenses and other	(179)	(138)
Accounts payable and accrued expenses	(470)	1,162
Other non-current assets	(13)	—
Other long-term liabilities	147	2,309
Net cash (used in) provided by operating activities	(10,206)	7,597
Investing activities
Purchases of property and equipment	(4,621)	(8,015)
Capitalized patent and trademark costs	(231)	(112)
Proceeds from sale of equipment	175	—
Net cash used in investing activities	(4,677)	(8,127)
Financing activities
Payments on revolving line of credit	(5,000)	(3,500)
Payments of Series F redeemable convertible preferred stock accrued dividends	(5,200)	—
Proceeds from long-term debt	—	16,000
Payments on long-term debt	—	(6,000)
Taxes paid on behalf of employees for net exercise of options	—	(1,083)
Changes in restricted cash	1,004	(2)
Changes in deferred financing costs	(6)	(95)
Debt discount	—	(120)
Deferred offering costs	—	(1,044)
Issuance cost of common stock	(4,443)	—
Proceeds from revolving line of credit	—	8,500
Proceeds from issuance of common stock	51,750	—
Proceeds from exercise of stock options and warrants	1,584	159
Net cash provided by financing activities	39,689	12,815
Net increase in cash and cash equivalents	24,806	12,285
Cash and cash equivalents at beginning of period	24,768	12,483
Cash and cash equivalents at end of period	$49,574	$24,768
Supplemental disclosure of cash flow information
Cash paid for interest	$1,476	$532
Supplemental disclosure of non-cash investing activities
Fixed asset expenditures included in accounts payable and other liabilities	$776	$791